Exhibit 99.1

News Release

Wabtec Reports 3Q EPS of 55 Cents;

Company Also Increases 2007 Guidance

WILMERDING, PA, October 24, 2007 – Wabtec Corporation (NYSE: WAB) today reported its 2007 third quarter results, including the following highlights:

•

Earnings per diluted share were 55 cents compared to 35 cents in the year-ago quarter, the company’s 14th consecutive quarterly earnings increase. The year-ago quarter included a restructuring charge of 9 cents per diluted share.

•	Third quarter sales increased 32 percent to a record $355 million, reflecting strong growth in the Transit Group and continued execution of the company’s growth strategies.

•

Income from operations increased to $46 million, or 12.9 percent of sales, due to benefits from the Wabtec Performance System and operating leverage from higher sales. Excluding restructuring and other charges of $2.7 million in the quarter, income from operations was 13.6 percent of sales. In the year-ago quarter, income from operations was 9.5 percent of sales, or 12 percent of sales excluding the restructuring charge.

Based on its 2007 third quarter results and outlook for the rest of the year, Wabtec now expects 2007 sales growth of between 22-24 percent and earnings per diluted share of about $2.20. Previously, the company expected sales growth of 16-18 percent and earnings per diluted share of about $2.15.

Albert J. Neupaver, Wabtec’s president and chief executive officer, said: “The company continued its strong performance in the third quarter, with sales and earnings growth, solid operating margins and good cash generation. We’re focused on using our Wabtec Performance System to drive continuous operational improvements and implementing the company’s strategic growth initiatives: global and market expansion, new products, aftermarket expansion and acquisitions. Our diversified business model continues to position the company to take advantage of growth opportunities and to deliver strong financial results in the future.”

Wabtec Corporation (www.wabtec.com) is a global provider of value-added, technology-based products and services for the freight rail and passenger transit industry. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars, subway cars and buses. The company also builds new switcher and commuter locomotives, and provides aftermarket services.

This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, a slowdown in the North American economy; a decrease in freight or passenger rail traffic; an increase in manufacturing costs; and other factors contained in the company’s regulatory filings, which are herein incorporated by reference. The company assumes no obligation to update these statements or advise of changes in the assumptions on which they are based.

The company will conduct a conference call with analysts and investors at 10 a.m., eastern time, today. To listen to the call via webcast, please go to www.wabtec.com and click on the “Webcasts” tab in the “Investor Relations” section.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Third Quarter 2007	Third Quarter 2006	For the Nine Months 2007	For the Nine Months 2006
Net sales	$354,834	$268,889	$994,820	$793,200
Cost of sales	(259,117)	(202,691)	(721,687)	(574,920)

Gross profit	95,717	66,198	273,133	218,280
Gross profit as a % of Net Sales	27.0%	24.6%	27.5%	27.5%

Selling, general and administrative expenses	(39,679)	(31,294)	(109,539)	(97,842)
Engineering expenses	(9,237)	(8,068)	(27,079)	(24,206)
Amortization expense	(1,157)	(1,354)	(2,985)	(3,065)

Total operating expenses	(50,073)	(40,716)	(139,603)	(125,113)
SGA as a % of Net Sales	11.2%	11.6%	11.0%	12.3%
Operating expenses as a % of Net Sales	14.1%	15.1%	14.0%	15.8%

Income from operations	45,644	25,482	133,530	93,167
Income from operations as a % of Net Sales	12.9%	9.5%	13.4%	11.7%

Interest income (expense), net	(1,289)	196	(2,463)	(1,348)
Other income (expense), net	(927)	(146)	(3,373)	(1,308)

Income from continuing operations before income taxes	43,428	25,532	127,694	90,511

Income tax expense	(16,668)	(7,791)	(47,255)	(30,920)

Effective tax rate	38.4%	30.5%	37.0%	34.2%

Income from continuing operations	26,760	17,741	80,439	59,591

Discontinued operations
Income (loss) from discontinued operations (net of tax)	482	(370)	455	(1,029)

Net income	$27,242	$17,371	$80,894	$58,562

Earnings Per Common Share Basic
Income from continuing operations	$0.55	$0.36	$1.66	$1.23
Income (loss) from discontinued operations	0.01	—	0.01	(0.02)
Net income	$0.56	$0.36	$1.67	$1.21

Diluted
Income from continuing operations	$0.54	$0.36	$1.64	$1.22
Income (loss) from discontinued operations	0.01	(0.01)	0.01	(0.02)
Net income	$0.55	$0.35	$1.65	$1.20

Weighted average shares outstanding
Basic	48,736	48,689	48,488	48,309

Diluted	49,381	49,293	49,100	48,905

Sales by Segment
Freight Group	$182,698	$173,874	$548,351	$534,859
Transit Group	172,136	95,015	446,469	258,341

Total	$354,834	$268,889	$994,820	$793,200